UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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indie Semiconductor, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Dear Stockholder:

On April 21, 2025, indie Semiconductor, Inc. (“indie,” the “Company,” “we” or “our”) filed a definitive proxy statement (“Proxy Statement”) in connection with our 2025 Annual Meeting of Stockholders, to be held on June 4, 2025 (the “Annual Meeting”). One of the proposals to be voted on by our stockholders at the Annual Meeting, described in Proposal Four of our Proxy Statement, is the approval to increase the share reserve under our amended 2021 Omnibus Equity Incentive Plan by 17,000,000 shares (“Equity Plan Proposal”). If approved by our stockholders at the Annual Meeting, the Equity Plan Proposal would allow indie to continue to provide equity awards as part of the Company’s compensation program, a very important tool for attracting, motivating and retaining talented employees. To assist our stockholders in their consideration of this key proposal, we are providing important additional context regarding the Equity Plan Proposal.

Our Board of Directors (the “Board”) unanimously recommends that stockholders vote FOR the Equity Plan Proposal (Proposal Four).

Our Compensation Philosophy

Since indie’s initial public offering in June 2021, revenue has grown nearly 350% to $223.2 million and employee headcount has grown to over 900 people through fiscal 2024. In order to continue our growth, it requires strategically adding and retaining critical talent at all levels.

Currently, all employees, officers and directors of the Company (including all of our named executive officers and non-employee directors), are considered eligible to participate under the 2021 Omnibus Equity Incentive Plan (“2021 Plan”). The Company relies on equity awards as a key part of its total compensation philosophy, allowing indie to:

•Use equity as a recruitment and retention tool to attract and retain talented employees, directors and officers;
•Deliver compelling total compensation packages in a highly competitive talent marketplace, including issuing performance-based awards to senior executives with vesting tied to key financial, operational, and/or stock price objectives;
•Motivate high levels of performance and closely align the interests of employees, directors and officers to our stockholders;
•Fund our Employee Equity Participation Plan (the “EEPP”) which allows our officers and employees to elect to receive a percentage of their cash base salary in the form of fully vested stock awards granted under the 2021 Plan. Equity compensation gives employees, directors and officers an opportunity to hold an ownership stake in the Company, and provides an effective means of participation in the success of the Company;
•The Company historically has been conservative with cash compensation, including paying annual bonuses for performance in immediately vested shares awarded under the 2021 Plan, which allows us flexibility to allocate cash to business uses to support our growth strategy other than compensation; and
•Support business objectives designed to enhance indie’s growth strategy and increase stockholder value, which may include acquiring businesses that offer complementary products, services and technologies, or to enhance our market coverage or technological capabilities. Our growth strategy often requires cash resources, which mandates that indie use incentive equity for compensation instead of cash. indie has completed multiple strategic acquisitions of businesses that complement our existing technologies and portfolio of products. In addition to using incentive equity in lieu of cash for our current workforce, in recent acquisitions, we used equity awards as a meaningful portion of the transaction consideration tied to retaining new employees as part of each transaction. This structure has given indie the means to connect the target businesses' ongoing performance to long-term Company value.

In 2024, macroeconomic headwinds adversely affected business conditions and put downward pressure on indie’s share price. The closing market price for a share of indie’s Class A Common Stock as of the record date was $1.79 per share. The low share price has resulted in higher share usage compared to prior years in order to achieve certain grant values for our executives and employees. As a result, during 2024, indie granted a total of 10,449,306 full-value awards under the 2021 Plan (“2024 Grants”). In accordance with the Company’s compensation philosophy of strong alignment between the interests of management and our stockholders, the 2024 Grants also included the following performance-based equity awards that will only become vested and issuable if the applicable performance targets are achieved:

•grants to our senior management of metrics based restricted stock unit awards tied to the Company’s financial performance, including revenue growth, operating income, and EBITDA (Non-GAAP) components (“Metrics Based RSUs”). The Company believes these metrics represent the key drivers of success in the Company’s strategic plan and delivering stockholder value. While the Company did not meet the EBITDA component of the Metrics Based RSUs during the relevant measurement period, the remaining revenue growth and operating income portions of the Metrics Based RSUs remain outstanding. Depending upon achievement of the stated revenue and operating income goals within the predetermined measurement period, the remaining Metrics Based RSUs vest over a three-(3) year term from the date of grant, as more fully described in our Proxy Statement; and
•grants of management restricted stock unit awards tied to stock price goals (“Stock Price RSUs”) to certain members of our senior management in connection with their promotions to key management positions. These Stock Price RSUs are to be earned based on indie’s achievement of a stock price hurdle of $13.00 per share of our Class A common stock. This stock price hurdle is ambitious, given that our Class A common stock closed at under $7.00 on the date of grant. The Stock Price RSUs have a three-(3) year performance period, with 50% earned for achievement of the stock price hurdle, and the remaining 50% vesting upon the earlier of (i) one year from the date of achievement, or (ii) upon the third anniversary of the date of grant, as more fully described in our Proxy Statement.

In fiscal 2023 and continuing through fiscal 2024, to encourage greater employee ownership in the Company and align our employees’ interests with our stockholders, the Board approved the launch of the above-mentioned EEPP, which allows our officers and employees to elect to receive a percentage of their cash base salary in the form of equity awards granted under our 2021 Plan. In addition, bonus amounts to employees made under the Company’s 2023 Short Term Incentive Bonus Plan were paid in the form of immediately vested shares in 2024 from the 2021 Plan. Both the EEPP and the bonus awards allowed, and will continue to allow, the Company to conserve and allocate cash to other business uses as described above. We also believe that by paying compensation in the form of shares, we further align our employees’ interests with those of our stockholders.

As of our record date, April 7, 2025, only 4,701,289 shares remain available for issuance under the 2021 Plan. And, in combination with our 2023 Inducement Incentive Plan (the “Inducement Plan”), indie has only 7,964,533 available shares remaining for issuance. Awards under the Inducement Plan are limited to newly hired employees who have not previously been a member of indie’s Board or to employees who are being rehired following a bona fide period of non-employment by indie as a material inducement to the employee’s entering into employment with the Company. The Company relies solely on the 2021 Plan for retention awards, employee annual equity refresh awards, EEPP awards, and historically, its bonus awards. As a result of only 4,701,289 shares remaining available for issuance under the 2021 Plan as of the record date for the Annual Meeting, the Equity Plan Proposal is crucial to indie’s sustaining growth and continued cash management.

Below is additional detail regarding our 2024 Grants, as well as the shares separately granted under the Inducement Plan:

2021 Plan	Shares Granted	% of 2024 Grants
Time-based RSUs (Annual Refresh Grants)	3,819,547	33
Executive Stock Price RSUs	600,000	5
Executive Metrics-Based RSUs	443,345	4
2023 Short Term Incentive Plan Bonus paid in 2024	549,730	5
EEPP	3,085,016	27
Other (e.g. promotions, new hires)	1,951,668	17

Inducement Plan
New Hires and M&A related grants	1,071,639	9

Total	11,520,945	100

For all these reasons, our Board recommends that stockholders vote “FOR” the Equity Plan Proposal (Proposal Four).

In closing, we would like to assure you of our commitment to continue to incentivize stockholder value creation while working within the compensation framework described in our Proxy Statement. To that end, we believe our thoughtful use of equity strikes the correct balance between retaining employees in an incredibly competitive industry and responsibly managing for potential future dilution.

We thank you for your investment in indie and your careful consideration of the Equity Plan Proposal.

Sincerely,

Donald McClymont
Co-Founder, Chief Executive Officer and Director